EXHIBIT 99.1

CROSS COUNTRY HEALTHCARE REPORTS FIRST QUARTER 2011 RESULTS

BOCA RATON, Fla. – May 4, 2011 – Cross Country Healthcare, Inc. (Nasdaq: CCRN) today reported revenue of $122.0 million in the first quarter ended March 31, 2011, a 7% increase sequentially from the fourth quarter of 2010 and a 1% increase from revenue of $121.4 million a year ago.  Net income in the first quarter of 2011 was $0.2 million, or $0.01 per diluted share, as compared to $1.1 million, or $0.04 per diluted share, in the same quarter of the prior year.  Cash flow from operations for the first quarter of 2011 was $1.4 million.

“I am particularly encouraged by the continuing recovery in our nurse and allied staffing business in which segment revenue for the first quarter increased 13% sequentially from the fourth quarter and 3% year-over-year,” said Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc.  “Revenue momentum is being driven by a combination of the phase-in of additional managed service provider (MSP) accounts, additional staffing required during hospital electronic medical record implementations, and an overall recovery in demand that is currently running three times the level of a year ago, as measured by the number of open orders from hospital customers.  These factors have resulted in our travel nurse renewal rates rebounding to 2008 levels as our nurses now have a greater number of attractive assignments to choose from as they conclude a contract.  During the remainder of 2011, I believe the supply of nurses will be the key constraint to achieving more rapid growth," he added.

“In addition to the continued momentum in our nurse and allied staffing business, we also expect strong sequential growth in our clinical trial services segment, which is staffing up two relatively large recent contract awards.  Overall, in the second quarter we expect revenue in all four of our business segments to be up sequentially,” stated Mr. Boshart.

Nurse and Allied Staffing

For the first quarter of 2011, the nurse and allied staffing business segment (travel and per diem nurse and allied health staffing) generated revenue of $66.9 million, reflecting a 13% sequential increase from the fourth quarter of 2010 and a 3% increase from the prior year quarter.  The sequential and year-over-year increases were primarily due to higher staffing volume.  Contribution income (defined as income from operations before depreciation, amortization and corporate expenses not specifically identified to a reporting segment) was $5.1 million, a 9% decrease sequentially from the fourth quarter of 2010 due to higher SG&A expenses related to the reset of payroll taxes and investments in infrastructure to support the Company’s growing MSP business, along with a contraction in the bill-pay spread that was partially offset by lower workers’ compensation expenses.  Contribution income decreased 13% year-over-year due to the additional MSP-related investments, as well as higher housing and health insurance expenses.

Segment staffing volume increased 13% sequentially from the fourth quarter of 2010, and increased 2% from the prior year quarter.  Travel staffing volume increased 13% on a sequential basis and increased 3% on a year-over-year basis.  Per diem staffing volume increased 15% sequentially, but decreased 4% on a year-over-year basis.  The segment revenue per FTE per day for the first quarter of 2011 was $309, an increase of 2% both sequentially and on a year-over-year basis.  For travel nurse staffing, the average hourly bill rate increased slightly sequentially and decreased slightly year-over-year.

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6551 Park of Commerce Blvd., Boca Raton, FL 33487
Tel: (800) 347-2264   Fax: (561) 998-8533   www.crosscountryhealthcare.com

Physician Staffing

For the first quarter of 2011, the physician staffing business segment generated revenue of $29.4 million, a 6% increase sequentially from the fourth quarter of 2010, but a 5% decrease from the prior year quarter.  The sequential increase was due to an improvement in staffing volume and bill rates related to certain physician specialties.  The year-over-year decrease reflected the overall industry decline in demand and was partially offset by a change in the mix of business that included higher bill-rates for certain physician specialties along with an increase in on-call utilization and overtime.  Contribution income was $2.8 million, a 7% decrease sequentially due to a favorable professional liability accrual adjustment in the fourth quarter and a 4% decrease year-over-year due to lower operating leverage.  Physician staffing days filled for the first quarter of 2011 was 20,668 days, a 2% increase sequentially, but an 11% decrease from the prior year quarter.  Revenue per day filled for the first quarter of 2011 was $1,424, an increase of 4% sequentially and a 6% increase year-over-year due to a change in the mix of specialties and an increase in on-call utilization and overtime.  Beginning this first quarter of 2011, the Company has refined its statistical methodology related to these two physician staffing metrics.  Accordingly, historical 2010 quarterly data for these metrics has been revised to conform with the current period presentation and is provided in the accompanying financial statement tables.

Clinical Trial Services

For the first quarter of 2011, the clinical trial services segment generated revenue of $15.6 million, a 2% increase sequentially from the fourth quarter of 2010 and a 3% increase from the prior year quarter.  Both the sequential and year-over-year improvements were primarily due to higher staffing volume and additional billable days partially offset by lower average bill rates in the staffing business.  Staffing accounted for more than 90% of segment revenue.  Contribution income was $1.3 million, a sequential decrease of 3% primarily due to higher SG&A expenses and an 18% decrease on a year-over-year basis due to a less favorable staffing mix and higher SG&A expenses.

Other Human Capital Management Services

For the first quarter of 2011, the other human capital management services business segment (education and training and retained search) generated revenue of $10.1 million, a 9% decrease sequentially from the fourth quarter of 2010 and a 2% decrease from the prior year quarter due to declines in both businesses in this segment.  Segment contribution income was $0.4 million, a 70% decrease sequentially and a 62% decrease from the prior year quarter due to higher compensation and advertising expenses in the retained search business and weather-related disruptions in the education business.

Debt Outstanding and Credit Facility

During the first quarter of 2011, the Company reduced its debt by $1.6 million from the end of the prior quarter.  At March 31, 2011, the Company had $51.9 million of total debt on its balance sheet and a debt, net of cash, to total capitalization ratio of 14.1%.  At the end of the first quarter of 2011, the Company’s debt leverage ratio (as defined in its credit agreement) was 2.15 to 1, below the 2.50 to 1 maximum allowable ratio effective for the duration of the credit agreement.

Guidance for Second Quarter 2011

The following statements are based on current management expectations.  Such statements are forward-looking and actual results may differ materially.  These statements do not include the potential impact of any future mergers, acquisitions or other business combinations, any impairment charges or valuation allowances, or significant legal proceedings.  For the second quarter of 2011, the Company expects:

•	Revenue to be in the $126.0 million to $128.0 million range.
•	Gross profit margin to be in the range of 27.0% to 27.5%.
•	Adjusted EBITDA to be in the 4.0% to 5.0% range. Adjusted EBITDA, a non-GAAP financial measure, is defined in the accompanying financial statement tables.
•	Earnings per diluted share to be in the range of $0.02 to $0.04.

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Annual Meeting of Stockholders

At the Company’s Annual Meeting of Stockholders held on May 3, 2011, all six directors who stood for re-election were re-elected to hold office until the next Annual Meeting or until their successors are duly elected and qualified.  One director, C. Taylor Cole Jr., did not stand for re-election. Stockholders also approved and ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.  Additionally, in a non-binding advisory vote stockholders (1) approved the compensation of the Company’s named executive officers, commonly known as “Say-on-Pay” and (2) approved an annual frequency period for future non-binding advisory stockholder votes on compensation of the Company’s named executive officers.

Quarterly Conference Call

The Company will hold its quarterly conference call on Thursday, May 5, 2011, at 10:00 a.m. Eastern Time to discuss its first quarter 2011 financial results.  The call will be webcast live and can be accessed online at www.crosscountryhealthcare.com or by dialing 888-972-6408 in the U.S. or 210-234-0087 from non-U.S. locations – Passcode: Cross Country.  Replays of the call will be available through May 19th online at the same website address or by dialing 800-756-6241 in the U.S. or 402-998-0456 from non-U.S. locations – Passcode: 2011.

Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

This press release and accompanying financial statement tables reference non-GAAP financial measures.  Such non-GAAP financial measures are provided as additional information and should not be considered substitutes for, or superior to, financial measures calculated in accordance with U.S. GAAP.  Such non-GAAP financial measures are provided for consistency and comparability to prior year results; furthermore, management believes they are useful to investors when evaluating the Company’s performance as it excludes certain items that management believes are not indicative of the Company’s operating performance.  Such non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies.  The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure and a more detailed discussion of each financial measure; as such, the financial statement tables should be read in conjunction with the presentation of these non-GAAP financial measures.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a diversified leader in healthcare staffing services offering a comprehensive suite of staffing and outsourcing services to the healthcare market that include nurse and allied staffing, physician staffing, clinical trial services and other human capital management services.  The Company believes it is one of the top two providers of travel nurse and allied staffing services; one of the top four providers of temporary physician staffing (locum tenens) services; and a leading provider of clinical trial staffing services, retained physician search services and educational seminars specifically for the healthcare marketplace.  On a company-wide basis, Cross Country Healthcare has approximately 4,200 contracts with hospitals and healthcare facilities, pharmaceutical and biotechnology customers, and other healthcare organizations to provide its healthcare staffing and outsourcing solutions.  Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com.  Shareholders and prospective investors can also register at this website to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

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In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the “safe harbor” created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “suggests”, “appears”, “seeks”, “will” and variations of such words and similar expressions intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, without limitation, the following: our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel nurses and physicians, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients’ ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and our other Securities and Exchange Commission filings made during 2011.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to “we,” “us,” “our,” or “Cross Country” in this press release mean Cross Country Healthcare, Inc., its subsidiaries and affiliates.

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For further information, please contact:
Howard A. Goldman
Director/Investor & Corporate Relations
Cross Country Healthcare, Inc.
Phone: 877.686.9779 | Email: hgoldman@crosscountry.com

Cross Country Healthcare, Inc.
Consolidated Statements of Income (a)
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010	% Change

Revenue from services	$122,046	$121,361	1%
Operating expenses:
Direct operating expenses	89,070	87,728	2%
Selling, general and administrative expenses	28,871	27,885	4%
Bad debt expense	238	211	13%
Depreciation	1,841	2,153	(14%)
Amortization	965	961	0%
Total operating expenses	120,985	118,938	2%
Income from operations	1,061	2,423	(56%)
Other expenses (income):
Foreign exchange loss	17	43	(60%)
Interest expense	728	1,099	(34%)
Other income	(83)	(43)	(93%)
Income before income taxes	399	1,324	(70%)
Income tax expense	192	189	2%
Net income	$207	$1,135	(82%)

Net income per common share:
Basic	$0.01	$0.04	(75%)
Diluted	$0.01	$0.04	(75%)

Weighted average common shares outstanding:
Basic	31,103	31,009
Diluted	31,190	31,154

Cross Country Healthcare, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA (b)
(Unaudited, amounts in thousands)

	Three Months Ended
	March 31, 2011
	2011	2010
Income from operations	$1,061	$2,423
Depreciation	1,841	2,153
Amortization	965	961
Equity compensation	644	562
Adjusted EBITDA (b)	$4,511	$6,099

Adjusted EBITDA Margin (b)	3.7%	5.0%

Cross Country Healthcare, Inc.
Condensed Consolidated Balance Sheets (a)
(Unaudited, amounts in thousands)

	March 31,	Dec. 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$9,858	$10,957
Short-term cash investments	1,907	1,870
Accounts receivable, net	68,156	64,395
Deferred tax assets	12,192	11,801
Income taxes receivable	5,314	5,595
Prepaid expenses	6,829	6,530
Other current assets	640	649
Total current assets	104,896	101,797
Property and equipment, net	13,534	14,536
Trademarks, net	52,103	52,055
Goodwill, net	143,568	143,349
Other identifiable intangible assets, net	23,757	24,681
Debt issuance costs, net	1,888	2,112
Non-current deferred tax assets	2,476	2,484
Other long-term assets	1,506	1,676
Total assets	$343,728	$342,690

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	8,524	$7,944
Accrued employee compensation and benefits	15,311	14,641
Current portion of long-term debt	9,495	7,957
Other current liabilities	4,057	3,744
Total current liabilities	37,387	34,286
Long-term debt	42,401	45,556
Other long-term liabilities	16,728	16,839
Total liabilities	96,516	96,681

Commitments and contingencies

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	243,648	243,005
Other comprehensive income	(2,048)	(2,401)
Retained earnings	5,609	5,402
Total stockholders' equity	247,212	246,009

Total liabilities and stockholders' equity	$343,728	$342,690

Cross Country Healthcare, Inc.
Segment Data (c)
(Unaudited, amounts in thousands)

	Three Months Ended
	March 31,
	2011	2010	% Change

Revenue:

Nurse and allied staffing	$66,857	$64,670	3%
Physician staffing	29,436	31,142	(5%)
Clinical trial services	15,632	15,171	3%
Other human capital management services	10,121	10,378	(2%)
	$122,046	$121,361	1%

Contribution income (d)

Nurse and allied staffing	$5,135	$5,896	(13%)
Physician staffing	2,762	2,882	(4%)
Clinical trial services	1,292	1,578	(18%)
Other human capital management services	390	1,018	(62%)
	9,579	11,374	(16%)

Unallocated corporate overhead	5,712	5,837	(2%)
Depreciation	1,841	2,153	(14%)
Amortization	965	961	0%
Income from operations	$1,061	$2,423	(56%)

Cross Country Healthcare, Inc.
Other Financial Data
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Net cash provided by operating activities (in thousands)	$1,373	$10,274

Nurse and allied staffing statistical data:
FTEs (e)	2,405	2,368
Days worked (f)	216,450	213,120
Average nurse and allied staffing revenue per FTE per day (g)	$309	$303

Physician staffing statistical data (j):
Days filled (h)	20,668	23,166
Revenue per day filled (i)	$1,424	$1,344

(a)	Certain prior year data has been reclassified to conform to the current year's presentation.
(b)
Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, is defined as income from operations before depreciation, amortization and non-cash equity compensation.  Adjusted EBITDA should not be considered a measure of financial performance under GAAP.  Management presents Adjusted EBITDA because it believes that Adjusted EBITDA is a useful supplement to income from operations as an indicator of operating performance. Management uses Adjusted EBITDA as one performance measure in its annual cash incentive program for certain members of its management team.   In addition, management monitors Adjusted EBITDA for planning purposes, including compliance with its debt covenants.  Adjusted EBITDA, as defined, closely matches the operating measure used in the Company's Debt Leverage Ratio and Minimum Fixed Charges Ratio as defined by its Credit Agreement.  Management believes Adjusted EBITDA, as defined, is useful to investors when evaluating the Company's performance as it excludes certain items that management believes are not indicative of the Company's operating performance.  Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the Company's consolidated revenue.

(c)	Segment data provided is in accordance with the Segment Reporting Topic of the FASB ASC.
(d)
Defined as income from operations before depreciation, amortization and corporate expenses not specifically identified to a   reporting segment. Contribution income is a financial measure used by management when assessing segment performance.

(e)	FTEs represent the average number of nurse and allied contract staffing personnel on a full-time equivalent basis.
(f)	Days worked is calculated by multiplying the FTEs by the number of days during the respective period.
(g)
Average revenue per FTE per day is calculated by dividing the nurse and allied staffing revenue by the number of days worked in the respective periods. Nurse and allied staffing revenue also includes revenue from permanent placement of nurses.

(h)	Days filled is calculated by dividing the total hours filled during the period by 8 hours.
(i)	Revenue per day filled is calculated by dividing the applicable revenue generated by the Company's physician staffing segment by days filled for the period presented.
(j)
Beginning in the first quarter of 2011, the Company refined its statistical methodology  related to its physician staffing metrics. Accordingly, historical 2010 quarterly data for these metrics have been revised to conform to the current year's presentation, and are presented below:

	2010
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Physician staffing days filled	23,166	22,989	22,916	20,350
Physician staffing revenue per day filled	$1,344	$1,360	$1,366	$1,371